Exhibit 4.3

STANTEC CONSULTING INC.

EMPLOYEE STOCK PURCHASE PLAN

STANTEC CONSULTING INC. EMPLOYEE STOCK PURCHASE PLAN

TABLE OF CONTENTS

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STANTEC CONSULTING INC.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1

PURPOSE

The Employee Stock Purchase Plan (the “Plan”) is a program designed to foster employee stock ownership by allowing employees of Stantec Consulting Inc. and its affiliates with employees in the United States (the “Company”) to purchase the common stock of the Company’s parent, Stantec Inc., with payroll deductions. The Plan is a payroll practice of the Company and therefore is not a pension or welfare plan subject to Employee Income Retirement Security Act (ERISA). The Plan is not an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

ARTICLE 2

ADMINISTRATION OF THE PLAN

The Plan shall be administered by a committee appointed by the Board of Directors of Stantec Consulting Inc. (the “Committee”). The Board of Directors shall determine the number of members of the Committee and, from time to time, may add or remove members from the Committee. The Committee may select one of its members as Chairperson and may hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts approved by a majority of the Committee, shall be valid acts of the Committee.

The interpretation and construction by the Committee of any provision of the Plan shall be final. The Committee may adopt, from time to time, such rules and regulations, as it deems appropriate for carrying out the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have the power and authority to administer the Plan. In such event, the term “Committee” wherever used herein shall be deemed to mean the Board of Directors.

The Company or its parent may engage a third party to provide stock plan administration services, including recordkeeping services, enrollment services, transaction services, reporting, internet and website services and the like. Such a third party shall be referred to as the “Program Administrator.”

ARTICLE 3

ELIGIBLE EMPLOYEES

All US employees of the Company who work a minimum of twenty hours and week and any officers of the Company who are employees are eligible to participate in the Plan.

ARTICLE 4

SHARES TO BE PURCHASED

The stock subject to purchase under the Plan is publicly traded shares of the common stock of Stantec Inc. which will be purchased on the open market (the “Shares”).

ARTICLE 5

PAYROLL DEDUCTIONS

In order to enter the Plan, an employee who is eligible to participate must authorize payroll deductions to be made for the purchase of Shares. The definition of compensation from which payroll deductions can be authorized shall be the same as the definition of compensation, as amended from time to time, from which employees eligible to participate in the Stantec Consulting Inc. 401(k) Profit Sharing Plan may make elective deferrals (“Compensation”). Payroll deductions may be made in whole percentages of a Participant’s Compensation from 1% to 20%.

A Participant may authorize increases or decreases in the amount of payroll deductions. In order to effect a change in the amount of the payroll deductions, the Company must receive notice of such change in the manner specified by the Committee and changes will take effect as soon as administratively possible. The Company or the Program Administrator may accumulate and hold payroll deductions for the Participant’s account until a stock purchase is made. No interest shall be paid on such amounts.

ARTICLE 6

ADDITIONAL COMPANY COMPENSATION TO PURCHASE SHARES

The Company will provide a Participant with an amount up to 1% of Compensation solely for the purpose of purchasing additional Shares. If a Participant elects a payroll deduction of 1% of Compensation, the amount provided by the Company will equal .5% of Compensation. If a Participant elects a payroll deduction of 2% or more of Compensation, the amount provided by the Company will equal 1% of Compensation. The Company, from time to time, may increase or decrease, or eliminate entirely, the percentage of the Compensation which the Company will make available to Participants for the purchase of additional Shares.

The amounts the Company makes available for this purpose shall be treated as additional compensation for W-2, income tax and employment tax purposes. Notwithstanding the provisions of any employee benefit plan or other program to the contrary such amounts shall not be treated as compensation for purposes of any other employee benefit plan or program and shall not constitute an entitlement or affect a Participant’s rate of pay. The amounts the Company makes available pursuant to this Article will be taxed each pay period.

The Company will pay all administrative costs associated with the implementation and operation of the Plan.

ARTICLE 7

AUTHORIZATION FOR ENTERING THE PLAN

An eligible employee may enter the Plan by enrolling in the Plan and specifying their contribution amount in the manner authorized by the Committee. Such authorization will take effect on the first pay date in the month following the date of hire or the authorization or the first pay date following the date of hire or authorization if the hire date or authorization is coincident with the first of the month. Unless a Participant authorizes changes to his payroll deductions in accordance with Article 5 or withdraws from the Plan, their deductions under the latest authorization on file with the Company shall continue from one payment period to the succeeding payment period as long as the Plan remains in effect.

ARTICLE 8

PURCHASE OF SHARES

All Shares purchased under the Plan shall be purchased on the open market by a broker designated, from time to time, by the Committee, at market prices. Participants shall not be entitled to have Shares purchased for their account at any discount to the market price. On a monthly basis, as soon as practicable following the month end, the Company shall remit the total of payroll deductions and additional Company compensation under Article 6 to the broker for the purchase of Shares. The broker will then execute the purchase order and the Program Administrator shall allocate whole Shares (or a value equal to a fraction thereof) to each Participant’s individual recordkeeping account. In the event the purchase of Shares takes place over a number of days and at different prices, then each Participant’s allocation shall be adjusted on the basis of the average price per Share over such period as directed by the Committee.

ARTICLE 9

ISSUANCE OF SHARES

The Shares purchased under the Plan shall be held by the Program Administrator or its nominee. Participants shall receive periodic statements that will evidence all activity in the accounts that have been established on their behalf. Such statements will be issued by the Program Administrator or its nominee. In the event a Participant wishes to hold certificates in their own name, the Participant must instruct the Program Administrator or its nominee independently and bear the costs associated with the issuance of such certificates and pay, if required, any fee for each certificate so issued. Certificates for fractional Shares will not be issued. The value of a fractional Shares shall be reflected in individual Participants’ accounts. The value of a fractional Share reflected in a Participant’s account will be liquidated on a cash basis only in lieu of the issuance of certificates for such fractional Shares upon the Participant’s withdrawal.

ARTICLE 10

AUTOMATIC DIVIDEND REINVESTMENT

Any dividends paid to Participants for Shares purchased under the Plan and held by the Plan Administrator shall be automatically reinvested in the Shares.

ARTICLE 11

SALE OF SHARES PURCHASED UNDER THE PLAN

Each Participant may at any time direct the Plan Administrator to sell all of any portion of the Shares acquired under the Plan and held by the Program Administrator by notifying the Program Administrator, who will direct the broker to execute the sale on behalf of the Participant. The Participant shall pay the broker’s commission and any other expenses incurred with regard to the sale of the Shares. All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax, or other laws. Each participant assumes the risk of any fluctuations in the market price of the Shares.

The additional Company compensation to purchase Shares shall cease for a period of 12 months from the date of the sale of any Shares.

ARTICLE 12

WITHDRAWAL FROM THE PLAN

A Participant may withdraw from the Plan at any time by changing their payroll deduction to zero as described in Article 5. In order to execute a sale of all or part of the Shares purchased under the Plan and held by the Program Administrator, the Participant must contact the Program Administrator directly. If the Participant desires to withdraw from the Plan by liquidating all or part of their shareholder interest, they shall receive the proceeds from the sale thereof, minus the commission and other expenses on such sale.

ARTICLE 13

NO TRANSFER OR ASSIGNMENT

A Participant’s right to purchase Shares under the Plan through payroll deduction is theirs alone and may not be transferred or assigned to, or availed of, by any other person.

ARTICLE 14

BENEFICIARY DESIGNATION

A Participant may file with the Company a written designation in the form approved by the Committee of who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. The Participant may change such designation of beneficiary at any time in writing using a form approved by to Committee.

If no Beneficiary is designated, or in the event no Beneficiary or contingent Beneficiary is surviving at the time of the Participant’s death, a Participant’s Beneficiary shall be deemed to be their spouse, if living, or if there is no spouse living, the Participant’s issue, by right of representation, or if neither the Participant’s spouse nor any issue are living, the Participant’s estate. If a Participant completes a form designating more than one Beneficiary, their account will be divided equally amongst the Beneficiaries who survive the Participant, unless the Participant specifies otherwise in writing.

The Program Administrator shall deliver such Shares and/or cash to Beneficiary or if there are no living Beneficiaries to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Committee), then to such other person as the Committee may designate. Each Beneficiary shall be conclusively presumed to be legally competent until the date on which the Committee shall have received written notice in the form and manner acceptable to it that such individual is an incompetent or a minor for whom a guardian, conservator, or other persona legally vested with their care shall have been appointed. In such event, the Company, the Committee and the Program Administrator shall be discharged from any liability for any payments made to individual or their guardian, conservator or other person legally vested with their care.

ARTICLE 15

TERMINATION OF PARTICIPATION

A Participant’s right to elect payroll deductions under the Plan and to receive the additional Company compensation to purchase Shares under Article 6 will terminate when they cease to be an eligible Participant due to retirement, resignation, death, termination, or any other reason. A notice of withdrawal will be deemed to have been received from a Participant on the day of their final payroll deduction. If any legal process interrupts a Participant’s payroll deductions, a withdrawal notice will be deemed as having been received on the day the interruption occurs. The Participant will retain the right to any Shares or cash allocated to their account.

ARTICLE 16

TERMINATION AND AMENDMENT TO THE PLAN

The Company may at any time and from time to time amend the Plan in whole and in part to comply with any requirement of law or to effect the purposes for which the Plan was adopted.

The Company may discontinue or terminate the Plan at any time without any liability whatsoever for such discontinuance or termination. Upon a discontinuance or any termination of the Plan, all payroll deductions and additional Company compensation under Article 6 not used to purchase Shares will be refunded. The Participant will retain the right to any Shares allocated to their account.

ARTICLE 17

NO RIGHT TO CONTINUED EMPLOYMENT

Neither the action of the Company in establishing the Plan, nor any action taken under or in connection with the Plan by the Company, its parent , the Board of Directors, the Committee, the Program Administrator or any other person, nor any provision of the Plan itself shall be construed so as to grant any Participant or other person the right to remain in the employ of the Company or any of its affiliates, subsidiaries or divisions, and such Participant’s employment may be terminated at any time with or without cause.

ARTICLE 18

CORPORATE TRANSACTIONS/CHANGE IN CONTROL

In the event of dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of the Plan terms and obligations by the successor and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.

ARTICLE 19

MISCELLANEOUS

The Plan shall be governed and construed under the laws of the State of Arizona.

The headings of this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions of the Plan.

When necessary to the meaning, either the masculine or the neuter pronoun shall be deemed to include the masculine, the feminine and the neuter, and the singular shall be deemed to include the plural, unless the context dictates otherwise.

Any action which may be taken by the Company under the Plan may be taken by any person or persons duly authorized by resolution of the Board of Directors to take such action.

Dated this 17th day of May, 2007 to be effective as of July 6, 2007.